Exhibit 10.51

Spy Optic, Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.spyoptic.com

May 20, 2009

Erik Darby

7631 Circulo Sequoia

Carlsbad, CA 92009

Re: Employment Offer – Revised

Dear Erik,

Pursuant to our discussions, the following is a summary of Spy Optic’s employment offer to you with respect to the Vice President of Sales position which reports directly to the CEO.

Start Date:	June 8, 2009

Salary:	$190,000 annually (paid on bi-weekly payroll cycle = gross $7307.69 per pay period). Less company wide 10% reduction, estimated for 4 months.

Hiring Bonus:	$6333.33 to be paid in monthly installments of $1583.33 each month during the estimated 4 month company wide 10% reduction period.

Stock:	80,000 shares of stock options. The stock option price and vesting will be determined by the Comp Committee within a reasonable time period after start date.

Bonus:	Potential cumulative total of 30% of base. Criteria for bonus achievement to be determined within a reasonable time period after your start date as discussed.

Benefits:	Health, Dental, Vision, FSA, Life & AD&D Insurance, 401K, Paid Vacation & Sick. You will begin to accrue 120 hours of vacation (3 weeks) per year within the pay period of your hire date. Your effective date for insurance coverage will be the first of the month after your start date. The monthly premium for you and your family for medical, dental and vision insurance will be paid by the company. Employee contributions are required for enrollment in the FSA, Supplemental Life/AD&D and 401k plans. A company cell phone will also be provided.

Severance:	6 (six) months severance if you are terminated without cause.

Darby – Offer Letter Revised – Page 2

At-Will Employment: You are free to terminate your employment with Spy Optic, Inc. at any time, with or without a reason, and Spy has the right to terminate your employment at any time, with or without a reason. Although Spy may choose to terminate employment for cause, cause is not required. This is called “at-will” employment.

Introductory Period: All offers of employment are contingent on verification of your right to work in the United States. On your first day of work you will be asked to provide original documents verifying your right to work and to sign a verification form required by federal law. If you cannot, at any time, verify your right to work in the United States, Spy may be obligated to terminate your employment.

New employees are introductory employees for a period which begins on the date of commencement of employment and ends on the last day of the third full calendar month after the date of commencement of employment. During your introductory period, you will have an opportunity to learn your new position and see whether you enjoy your employment at Spy. Spy will use this period to see if you are able to meet Spy’s expectations. If, at any time during your introductory period, Spy determines that you are not meeting Spy’s expectations, Spy may terminate your employment.

Successful completion of your introductory period is not a guarantee of continued employment. Introductory periods may be extended for business reasons, or because of permitted time off taken by the employee.

We look forward to having you as part of the Spy Optic team. If you have any other questions concerns related to this Employment Offer, please do not hesitate to contact me.

Sincerely,

/s/ Jerry Collazo

Jerry Collazo

Chief Financial Officer

Spy Optic, Inc.

/s/ Erik Darby	7/15/09
Erik Darby	Date